Exhibit 99.1

Investors and Reporters May Contact:

Matt Pettoni

VP & Treasurer

(770) 418-8219

ir@asburyauto.com

Asbury Automotive Group Announces Cash Tender Offer and Consent Solicitation

Duluth, GA, November 19, 2014—Asbury Automotive Group, Inc. (NYSE: ABG) (the “Company”), one of the largest automotive retailers in the United States, today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $300 million outstanding principal amount of 8.375% Senior Subordinated Notes due 2020 (the “2020 Notes”).

The Company also announced a concurrent consent solicitation from each holder of 2020 Notes (collectively, the “Holders”) for proposed amendments to the indenture under which the 2020 Notes were issued (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”). The Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated November 19, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”). Holders that tender their Notes in the applicable tender offer will be deemed to have consented to the proposed amendments to the indenture governing the 2020 Notes.

Holders who validly tender (and do not validly withdraw) their 2020 Notes and validly deliver (and do not validly revoke) their consents at or prior to 5:00 p.m., New York City time, on December 3, 2014, unless extended or earlier terminated by the Company (the “Consent Payment Deadline”) will be eligible to receive total consideration of $1,114.29 per $1,000 principal amount of 2020 Notes (the “Total Consideration”), which includes a consent payment of $30.00 per $1,000 principal amount of 2014 Notes tendered. Such payment is expected to be made on December 4, 2014. Holders who validly tender their 2020 Notes after the Consent Payment Deadline but prior to 8:00 a.m., New York City time, on December 18, 2014 (unless extended or earlier terminated by the Company, the “Expiration Time”) will not be eligible to receive the Total Consideration, but will be eligible to receive the tender offer consideration of $1,084.29 per $1,000 principal amount of 2020 Notes tendered. Such payment is expected to be made on December 18, 2014. Holders who validly tender (and do not validly withdraw) their 2020 Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the tendered 2020 Notes (if such 2020 Notes are accepted for purchase).

The Company’s obligation to accept for purchase, and to pay for, 2020 Notes and consents validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the satisfaction or waiver of certain conditions, including a majority in outstanding principal amount of 2020 Notes having been validly tendered (and not withdrawn) and consents with respect thereto having been validly delivered (and not revoked) pursuant to the Offer. The Offer is conditioned upon the Company having completed a debt financing transaction in an amount of at least $350 million on terms acceptable to the Company at or prior to the Expiration Time.

The Company currently intends, but it is not obligated, to redeem any 2020 Notes that remain outstanding after the completion of the Offer.

Tendered 2020 Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on December 3, 2014, but not thereafter unless otherwise required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Company has engaged BofA Merrill Lynch to act as dealer manager for the Tender Offer and solicitation agent in connection with the Consent Solicitation. The Company has engaged D.F. King & Co., Inc. to act as information agent in connection with the Offer. Questions regarding the Offer may be directed to BofA Merrill Lynch, at (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Requests for documentation relating to the Tender Offer or Consent Solicitation may be directed to D.F. King & Co., Inc., at (866) 745-0273 (toll-free) or (212) 269-5550 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, a solicitation of consent or a notice of redemption with respect to any securities. The Tender Offer and the Consent Solicitation is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal, which sets forth the complete terms of the Offer.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc., a Fortune 500 company headquartered in Georgia, is one of the largest automotive retailers in the United States. Asbury operates 81 dealerships, encompassing 102 franchises for the sale and servicing of 29 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers and two stand-alone used vehicle stores. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to relating to the Offer, including the timing thereof. These statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company’s ability to satisfy the conditions to the Offer, market factors and conditions, Asbury’s relationships with, and the financial and operational stability of, vehicle manufacturers and other suppliers, acts of God or other incidents which may adversely impact supply from vehicle manufacturers and/or present retail sales challenges, risks associated with the Company’s indebtedness (including available borrowing capacity, compliance with its financial covenants and ability to refinance or repay such indebtedness), the Company’s relationships with, and the financial stability of, its lenders and lessors, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation, adverse results in litigation and other proceedings, and the Company’s ability to execute its IT initiatives and other operational strategies, the Company’s ability to leverage gains from its dealership portfolio, the Company’s ability to capitalize on opportunities to repurchase its debt and equity securities or purchase properties that it currently leases, and the Company’s ability to stay within its targeted range for capital expenditures. There can be no guarantees that the Company’s plans for future operations will be successfully implemented or that they will prove to be commercially successful.

These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.